Exhibit 10.2

AMENDMENT TO AMENDED AND RESTATED AGREEMENT OF EMPLOYMENT
This Amendment (“Amendment”) is entered into effective March 29, 2017 , by and between Michael Byrnes (hereinafter referred to as “Executive”), and Ocera Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Company”).
WHEREAS, the Company and Executive entered into an Amended and Restated Agreement of Employment dated January 6, 2016 (the “Employment Agreement”); and
WHEREAS, the Company and Executive wish to amend certain provisions of the Employment Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	Section 7(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(b)    Termination by Company Without Cause or by Executive with Good Reason. If Executive’s employment with the Company is terminated: (i) by the Company without Cause; or (ii) by Executive for Good Reason (each a “Severance Event”), provided that Executive executes a general release substantially in the form attached as Appendix A hereto and such release becomes effective no later than 60 days after the date of termination, the Company shall: (A) pay Executive the Accrued Benefit; (B) continue to pay Executive, in accordance with the Company’s regular periodic payroll practices in place immediately prior to such termination, an amount equal to Executive’s Base Salary for nine (9) months from the effective date of Executive’s termination (the “Severance Term”); (C) pay Executive an amount equal to Executive’s Target Bonus multiplied by a fraction, the numerator of which is the number of days Executive was employed during the calendar year during which the date of termination occurs and the denominator of which is 365; and (D) pay an amount throughout the Severance Term equal to Executive’s monthly cost of coverage with respect to health benefits immediately prior to the Termination Event, with payment of such benefits to be made in any event no later than the end of the calendar year immediately following the calendar year in which Executive’s employment terminated. Amounts due under Section 7(b)(A) and (C) shall commence within 60 days after the effectiveness of the release described above; provided that if the 60-day period for providing a general release spans two calendar years, payment shall commence to be made in the second calendar year with a catch-up payment for amounts that would have commenced earlier but for the operation of this sentence. Amounts due under this Section 7(b) shall be paid without mitigation or offset for any other amount earned by Executive. Upon termination of Executive’s employment as the result of a Severance Event, all of Executive’s stock options and other stock-based awards that are subject to time-based vesting and that would otherwise have vested during the nine (9) month period following the effective date of such termination (assuming no termination had occurred) shall immediately accelerate and become fully exercisable or nonforfeitable as of the date of such termination.”

2.	Section 7(e) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(e)    Change of Control. If Executive’s employment is terminated: (i) by the Company for any reason other than for Cause, other than by reason of his death or permanent disability, or (ii) by Executive for Good Reason, in either case, in anticipation of and within three (3) months before, concurrently with, or within twelve (12) months following a Change of Control, and provided that Executive executes a general release substantially in the form attached as Appendix A hereto and such release becomes effective no later than 60 days after the date of termination, then all stock options and other stock-based awards held by Executive that are subject to time-based vesting shall vest and become exercisable in full as of immediately prior to such termination, or Change of Control, if later, and the Company shall pay Executive:
(i)    an amount equal to twelve (12) months of his then-current monthly base salary (less all applicable deductions for withholding taxes and the like) payable in a single lump sum;
(ii)    an amount equal to: (i) the percentage of his annual base salary Executive received as a bonus payment for the calendar year immediately preceding the year of termination, multiplied by (ii) the base salary Executive received in the year of termination (excluding payments made pursuant to Section 7(f)(i) hereof), such amount to be paid in a single lump sum; and
(iii)    an amount equal to Executive’s monthly cost of coverage for group health benefits immediately prior to the Termination Event, times twelve (12).
Amounts due under this Section 7(e) are in lieu of amounts payable under Section 7(b) and shall be paid without mitigation or offset for any other amount earned by Executive. If all conditions necessary to establish Executive’s entitlement to the payments specified in this Section 7(e) have been satisfied, such payments shall be paid in full within five (5) business days after the effectiveness of the release described above, and in any event no later than March 15 of the calendar year following the calendar year in which Executive’s employment terminated. Notwithstanding the foregoing, if the 60-day period for providing a general release spans two calendar years, payment shall be made only in the second calendar year.”

3.	Except as so amended, the Employment Agreement is in all other respects hereby confirmed and defined terms used but not defined herein shall have the meanings set forth in the Employment Agreement.

4.
This Amendment may be signed and delivered in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document. The execution and delivery of this Amendment may be evidenced by a facsimile or electronically.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

OCERA THERAPEUTICS, INC.

By:	/s/ Linda S. Grais
Name: Linda S. Grais, M.D.
President and Chief Executive Officer

EXECUTIVE

/s/ Michael Byrnes
Michael Byrnes

[Signature Page to the Amendment to the Amended and Restated Agreement of Employment]